EXHIBIT 99.1

FOR RELEASE at 6:00 a.m. ET

Friday, May 6, 2005

Contact: Steven D. Butler
Chief Financial Officer and Interim CEO
(303) 262-4500

StarTek Inc. Reports First Quarter Earnings

DENVER – May 6, 2005 – StarTek Inc. (NYSE:SRT) reported fully diluted earnings per share from continuing operations decreased for the first quarter ended March 31, 2005, to $0.18 compared to $0.49 for the first quarter of 2004. Fully diluted earnings per share decreased to $0.18, compared to $0.46 including discontinued operations for the same period last year. Discontinued operations consisted of operations in the United Kingdom which, as previously reported, were sold on September 30, 2004.

For the first quarter of 2005, revenue declined 14.2% to $54.3 million from $63.3 million for the same period in 2004, which was primarily driven by a decline in our supply chain management services and partially due to our tiered incentive pricing model in our business process management services. Gross margin declined in the first quarter to 21.6% from 28.6% for the same period in 2004. This decline was attributed to a greater portion of client volume billed at lower rates, excess call center capacity, continuing decreases in revenue and margins in our supply chain management platform, and unfavorable foreign exchange.

Selling, general and administrative expenses increased by 14% for the first quarter of 2005 compared to the same period last year. The increase is primarily due to costs associated with reductions in staff, recurring fixed costs of three new call centers opened in 2004, expenses related to investments in information technology infrastructure and costs associated with Sarbanes-Oxley Act of 2002.

In addition, the Board of Directors declared a quarterly dividend of $0.36 per share, payable on May 24, 2005, to our stockholders of record as of May 11, 2005. The reduced dividend is an initial step by management to strategically pursue growth opportunities in market and service diversification.

“StarTek is actively involved in a turnaround process. We took major steps in the first quarter towards realignment of costs and headcount reduction. The annualized savings associated with headcount reductions is expected to be approximately $6 million. The initial impact of these reductions improved our gross margin from the fourth quarter of 2004, increasing from 20.0% to 21.6%. Our continued focus in 2005 will be on returning to greater profitability and increasing stockholder value.” said Steve Butler, Chief Financial Officer and Interim Chief Executive Officer of StarTek.

Company Profile

StarTek Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from seventeen operating facilities, including four in Colorado, five in Canada, two in Virginia and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas and Wyoming. The Company’s primary clients are in the telecommunications industry, and it also serves clients in the computer software and hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.

Conference Call

     CFO and Interim CEO Steve Butler will host a conference call on May 6, 2005, to discuss the Company’s financial results. The call will begin at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:

USA:	800.510.9836
International:	617.614.3670
Passcode:	80988069
Conference Host:	Steve Butler

A dial-in replay will be available May 6, 2005, at 8:30 a.m. Mountain Time through May 13, 2005, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	69434002

A web-based replay will be available on May 10, 2005, and accessible from the Investor Relations section of the company’s website at www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

     The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
Revenue	$54,318	$63,306
Cost of services	42,592	45,208

Gross profit	11,726	18,098
Selling, general and administrative expense	7,881	6,913

Operating profit	3,845	11,185
Net interest income and other	444	621

Income from continuing operations before income taxes	4,289	11,806
Income tax expense	1,644	4,514

Income from continuing operations	2,645	7,292

Discontinued Operations:
Loss from operations of discontinued operations	—	(669)
Loss on disposal of discontinued operations	—	—
Income tax benefit	—	249

Loss on discontinued operations	—	(420)

Net income	$2,645	$6,872

Earnings per share from continuing operations:
Basic	$0.18	$0.51

Diluted	$0.18	$0.49

Earnings per share including discontinued operations:
Basic	$0.18	$0.48

Diluted	$0.18	$0.46

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,833	$14,609
Investments	39,259	24,785
Trade accounts receivable, less allowance for doubtful accounts of $359 and $357, respectively	36,002	51,291
Inventories, net:
Purchased components and fabricated assemblies	94	400
Finished goods	19	30

Total inventories, net	113	430
Income tax receivable	4,030	12,344
Deferred tax assets	2,259	2,875
Prepaid expenses and other current assets	2,726	2,180

Total current assets	100,222	108,514
Property, plant and equipment, net	59,545	59,760
Long term deferred tax assets	1,535	1,521
Other assets	209	224

Total assets	$161,511	$170,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,400	$7,464
Accrued liabilities:
Accrued payroll	3,884	5,950
Accrued compensated absences	4,363	4,368
Accrued health insurance	922	188
Other accrued liabilities	697	333
Current portion of long-term debt	2,602	2,580
Short-term borrowings	—	1,250
Income tax payable	2,021	1,626
Other current liabilities	147	160

Total current liabilities	20,036	23,919
Long-term debt, less current portion	4,910	5,533
Other liabilities	3,405	3,684

Total Liabilities	28,351	33,136
Stockholders’ equity:
Common stock	146	146
Additional paid-in capital	60,174	59,736
Accumulated other comprehensive income	1,151	1,815
Retained earnings	71,689	75,186

Total stockholders’ equity	133,160	136,883

Total liabilities and stockholders’ equity	$161,511	$170,019

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
Operating Activities
Net income	$2,645	$6,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,267	3,085
Deferred income taxes	1,015	(266)
Net gain on sale of assets	(47)	—
Changes in operating assets and liabilities:
Sales of trading securities, net	2,934	91
Trade accounts receivable, net	15,289	(5,039)
Inventories, net	317	(644)
Prepaid expenses and other assets	(531)	(1,821)
Accounts payable	(2,064)	(1,698)
Income taxes receivable	8,793	2,928
Accrued and other liabilities	(1,265)	3,685

Net cash provided by operating activities	30,353	7,193

Investing Activities
Purchases of investments available for sale	(312,026)	(3,952)
Proceeds from disposition of investments available for sale	293,986	5,368
Purchases of property, plant and equipment	(3,500)	(2,248)
Proceeds from disposition of property plant and equipment	25	—

Net cash used in investing activities	(21,515)	(832)

Financing Activities
Proceeds from stock option exercises	354	1,156
Principal payments on borrowings, net	(1,851)	(194)
Dividend Payments	(6,142)	(5,454)
Proceeds from borrowings	—	10,000

Net cash (used in) provided by financing activities	(7,639)	5,508
Effect of exchange rate changes on cash	25	42

Net increase in cash and cash equivalents	1,224	11,911
Cash and cash equivalents at beginning of period	14,609	5,955

Cash and cash equivalents at end of period	$15,833	$17,866